News Release

Investor Contact:	Media Contact:
Scott Henry	Mary Davis
(734) 477- 4105	(734) 477-1374

Borders Group Reports Third Quarter 2010 Results

ANN ARBOR, Mich., Dec. 9, 2010—Borders Group, Inc. (NYSE: BGP) today reported results for its third quarter ended October 30, 2010 and the undertaking of important steps in its brand transformation process. Results include:

•	Third quarter sales were $470.9 million, a decrease of 17.6% from the same period a year ago. Comparable store sales declined by 12.6%.
•
The Digital and Kids Toys and Games categories outperformed all other categories, with Digital comparable store sales nearly doubling, and Kids Toys and Games comparable store sales increasing 6.6% for the quarter.

•
The company incurred a loss from continuing operations in the third quarter of $74.4 million or $1.03 per share. For the same period a year ago, the company had a loss of $37.7 million or $0.63 per share.

•	The company reduced debt net of cash by 12.7% compared to the third quarter of last year, and inventory was reduced by $233.7 million.
•
Borders.com sales decreased 8.6% over the prior year to $12.5 million; however, fiscal year-to-date through the end of the third quarter, Borders.com sales increased 24.0% over the prior year, to $43.3 million. Notably, the company made significant improvements to its e-commerce platform during the quarter and added a number of services in preparation for the fourth quarter and beyond.

•	More than 580,000 customers have signed up for the company’s Borders Rewards Plus program, generating more than $11 million in membership revenue since launching Sept. 1, 2010.

“Our third quarter results reflect the business challenges facing Borders and the industry at large,” said Mike Edwards, CEO, Borders, Inc. “While we are disappointed with third quarter results, my management team and I continue to vigorously address these challenges and our commitment to winning at retail is stronger than ever.

“We’re pleased that our publishers and strategic partners have continued to support our business and brand initiatives. We have a comprehensive, executable plan in place that supports our goal of transforming the iconic Borders brand into a profitable economic model over time. I am happy to say that the elements of the plan we’ve executed thus far have been successful. Our Borders Rewards Plus program has generated more than $11 million in membership revenue since launching just one hundred days ago. Notably, Borders Rewards Plus members shop more frequently and have a higher than average ticket driven by significantly higher units per transaction.

“In terms of other successes, we’ve also made substantial improvements to our stores, expanding the Kids section in 51 locations to drive further sales increases in our Kids Toys and Games category, which is outpacing most other areas of the business. We recently completed the addition of Area-e digital shops to stores to position Borders as a destination for all things eReading, with a goal to grow our digital and eBook market share. I want to point out that these enhancements required some reconfiguring of store space, creating a disruption which adversely impacted sales for the quarter. We also invested strategically in our Borders.com business, redesigning the site and adding a number of services, which we are confident will greatly enhance the customer experience. We see Borders.com as an extension of our bricks and mortar business, and we’ll continue to make prudent investments in the site, not to displace our stores, but rather to support and enhance the in-store experience.

“We have a talented and experienced management team executing a strong brand transformation plan, grounded in the extensive consumer research we have conducted with the Boston Consulting Group. During Q4 and throughout 2011, we will continue to work with strategic partners to provide a compelling combination of book and non book product and service offerings to position Borders as the most relevant bookstore in the marketplace,” concluded Edwards.

Third Quarter Results
All earnings/loss figures reported throughout this news release are on a GAAP basis unless otherwise noted, and exclude the results of discontinued operations.

Third quarter sales were $470.9 million, which is a decrease of 17.6% from the same period a year ago. Sales were negatively impacted by the closing of 204 bookstores between the end of the third quarter of 2009 and the end of the third quarter of 2010, including the closure of 191 small format stores. On a comparable store sales basis, sales declined  12.6%, driven primarily by the Adult Trade category.  The Digital and Kids Toys and Games categories, however, both outperformed all other categories, generating 93.6% and 6.6% comparable sales increases, respectively.

Sales were also negatively impacted by Borders.com, which saw a third quarter decrease of 8.6% over the prior year to $12.5 million; however, fiscal year-to-date through the end of the third quarter, Borders.com sales increased 24.0% over the prior year to $43.3 million. Notably, the company made significant improvements to its e-commerce platform during the quarter and added a number of services in preparation for the fourth quarter and beyond.

The company incurred a loss from continuing operations in the third quarter of $74.4 million or $1.03 per share. For the same period a year ago, the company had a loss of $37.7 million or $0.63 per share. The company’s third quarter loss from continuing operations was caused primarily by decreased gross margin. As a percent of sales, gross margin decreased from 18.5% to 15.4% in the third quarter, resulting primarily from the de-leveraging of fixed occupancy costs caused by negative comparable store sales. This decline was partially offset by improved shrink results due to operating controls implemented in our stores. SG&A expense as a percent of sales increased in the third quarter to 30.6% from 29.0%, but declined by $21.7 million.

The company maintained its operating disciplines during the quarter, as evidenced by the improved shrink results and reduction in SG&A spending in dollars.  The company’s aggressive expense reduction and store closure efforts, which have been ongoing for the past several years, have resulted in reduced payroll and operating costs, both in dollars and as a percentage of sales, although the impact of such efforts has been partially offset by de-leveraging due to negative sales trends.  The company did strategically increase spending during the quarter in key areas, including the launch of Borders Rewards Plus and the redesign of in-store signage to improve the shopability of our bricks and mortar stores.  Also impacting the quarter was the launch of our Area-e digital shops within our stores, and we invested in store payroll and capital spending related to this initiative.

Third quarter capital expenditures were $6.1 million compared to $4.9 million for the same period a year ago. Spending in the third quarter of 2010 was focused on the company’s “Area-e” shops and the enhancement of Borders.com.

Debt net of cash at the end of the quarter totaled $331.1 million compared to $379.3 million last year, a $48.2 million or 12.7% decrease. Inventory at the end of the quarter was $895.8 million compared to $1.1 billion last year, a $233.7 million or 20.7% decrease.  Although a portion of this reduction was the result of store closures, the implementation of improved inventory management procedures also significantly reduced inventory levels, without adversely impacting the in-stock levels in our stores.

Additional Financial Information
During the third quarter, our borrowing capacity under our revolving credit facility was reduced as a result of a third party valuation that lowered the estimated liquidation value of our inventory. Due to this and other factors, including our lower than projected sales, we are taking several actions to improve our liquidity. At the present time, we are in detailed discussions with potential lenders for replacement financing that we believe will provide sufficient liquidity through at least the beginning of 2012. Additional steps that we are pursuing include the potential sale of certain assets as well as cost reduction and sales generating initiatives. There can be no assurance that we will be able to obtain adequate financing or that our other initiatives will be successful. If the steps that we are taking are not successful, we could be in violation of the terms of our credit agreements in the first quarter of calendar 2011, which could result in a liquidity shortfall. We encourage investors to review the more detailed information regarding our financial condition that is included in the Form 10-Q report that we filed today with the Securities and Exchange Commission.

The Borders Retail Brand Transformation – A Longer Term Vision
Following a thorough analysis of the extensive consumer research it conducted earlier this year with the Boston Consulting Group, Borders is preparing to move into a new phase of the brand transformation process. The company will begin piloting a host of enriching features and service offerings that will differentiate Borders from other booksellers in a handful of stores in the Washington D.C. and New York City markets. The pilot stores are expected to include the following:
•
An attractively appointed destination for kids and their families that will include a significant increase in the assortment of high-quality educational toys and games that complement Borders’ extensive assortment of Children’s books. The new section will also feature new imagery, comfortable seating and more;

•	Children’s educational and enrichment programs provided in partnership with an education provider, combined with companion books and other resources;

•	An expanded selection of eReaders and other electronic devices that will appeal to digital bibliophiles and music lovers alike, contributing to the company’s overall digital market share growth; and
•	Additional cafe offerings including an expanded menu that will appeal to customers interested in a more sophisticated cafe experience.
Throughout the Borders brand transformation process, the company will continue to engage in active discussions with leading brands to offer a compelling mix of non-book product that complements core book offerings in lifestyle categories such as cooking, health, wellness and travel as well as digital.

Launched “Customer Commitment” Program – Seeing Improved Customer Service Ratings
As previously announced, Borders launched a new customer satisfaction initiative called the “Borders Customer Commitment.” The first of its kind for a national bookseller, the program includes the "Low Price Promise," a new in-store program promising to match a local competitor's advertised, in-store price on items that Borders has in-stock. The Commitment also includes a separate in-store program called the "In-Stock Promise," which assures consumers if they don't find an item in stock at a Borders store, and it's among the more than one million titles available on Borders.com, Borders will find it and pay the shipping costs to the customer's home. The company also recently announced it is extending its 30-day returns policy for the holiday season. Gift buyers and recipients now have at least until Jan. 31, 2011 to return books, music, movies, e-Readers — any Borders product — purchased now through Dec. 24.  Borders’ keen focus on the customer experience has led to its customer service index being rated at more than 90 percent with both availability and knowledge of associates being above a 95 percent rating.

Key Executive Appointments
The company has significantly strengthened its executive management team over the last two quarters with two key appointments.  Scott Henry joined the company in October as Executive Vice President and Chief Financial Officer. A seasoned executive who brings more than 20 years of financial management experience to Borders, Henry has expertise in all aspects of internal and external corporate and operational financial management and business development. In addition, the company welcomed Michele Cloutier as Executive Vice President and Chief Merchandising Officer in August. Cloutier has over 22 years of merchandising experience with a heavy focus on female lifestyle brand building, including repositioning and redefining the business of multi-billion-dollar specialty retail organizations.

Conference Call Today, Dec. 9, at 4:30 p.m. Eastern
Management will hold a conference call today at 4:30 p.m. Eastern. This call will be webcast by Thomson Financial and can be accessed at www.bordersgroupinc.com. A replay will be accessible on the Web site. In addition, a replay phone service will be available toll-free at (800) 642-1687, passcode 22383911; or for international calls at (706) 645-9291, passcode 22383911. The phone service will be available through Dec. 23 until 11:59 p.m. Eastern.

About Borders Group
Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading specialty retailer of books as well as other educational and entertainment items. The company employs approximately 19,500 throughout the U.S., primarily in its Borders® and Waldenbooks® stores. Online shopping is offered through borders.com. Find author interviews and vibrant discussions of the products we and our customers are passionate about online at facebook.com/borders, twitter.com/borders and youtube.com/bordersmedia. For more information about the company, visit http://www.borders.com/investors.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "expected," “believe,” "planning," "possibility," "opportunity," "goal," "will," "may," "intend," "anticipates," "working toward" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial condition and performance (including earnings per share, profitability, liquidity, cash flows, debt levels, market share growth and other sales information, inventory levels and capital expenditures), its ability to obtain adequate financing, its cost reduction initiatives and plans for store closings, its brand transformation initiatives, including the expansion of product categories, partnerships with leading brands and pilot programs relating to these initiatives. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements.

These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital--including vendor credit--to fund the company's operations and to carry out its strategic plans; adverse litigation results or other claims; the performance of the company's information technology systems; the anticipated impact of our Borders Rewards and Borders Rewards Plus programs; and, with respect to brand transformation initiatives, the selection of and availability to the company of acceptable products, as well as the ability to identify appropriate partners and to consummate agreements with them. In addition to other factors, the company’s 2010 holiday sales results may be a significant factor in its ability to obtain adequate financing for its operations.

The company's periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

###

Borders Group, Inc. Financial Statements
(amounts in millions, except per share amounts)
Unaudited
Sales and Earnings Summary
	Quarter Ended				Nine Months Ended
	October 30, 2010 (1)		October 31, 2009 (1)		October 30, 2010 (1)		October 31, 2009 (1)
Sales	$470.9		$571.4		$1,517.0		$1,785.4
Other revenue	4.7		6.4		13.7		22.3
Total revenue	475.6		577.8		1,530.7		1,807.7
Cost of goods sold, including occupancy costs	403.1		471.8		1,255.4		1,428.7
Gross margin	72.5		106.0		275.3		379.0
Selling, general and administrative expenses	144.2		165.9		419.0		494.3
Asset impairments and other writedowns	-		0.2		-		0.3
Operating loss	(71.7)		(60.1)		(143.7)		(115.6)
Interest expense	7.9		6.3		23.8		18.0
Warrant/put expense (income)	(6.0)		(28.7)		21.9		35.1
Total interest expense (income)	1.9		(22.4)		45.7		53.1
Loss before income taxes	(73.6)		(37.7)		(189.4)		(168.7)
Income taxes	0.8		-		1.6		1.1
Loss from continuing operations	$(74.4)		$(37.7)		$(191.0)		$(169.8)
Loss from operations of discontinued operations (net of tax)	-		(0.8)		(2.4)		(0.3)
Gain from disposal of discontinued operations (net of tax)	-		0.8		8.2		0.8
Gain from discontinued operations (net of tax)	-		-		5.8		0.5
Net loss	$(74.4)		$(37.7)		$(185.2)		$(169.3)

Basic EPS from continuing operations (2)	$(1.03)		$(0.63)		$(2.85)		$(2.83)
Basic EPS from discontinued operations (2)	$-		$-		$0.09		$0.01
Basic EPS including discontinued operations (2)	$(1.03)		$(0.63)		$(2.76)		$(2.82)
Basic weighted avg. common shares (2)	71.9		60.1		67.1		60.1
Comparable Store Sales
Bookstores	(12.6	) %	(11.5	) %	(10.2	) %	(13.7	) %

Sales and Earnings Summary (As Percentage of Total Sales)
	Quarter Ended				Nine Months Ended
	October 30, 2010 (1)		October 31, 2009 (1)		October 30, 2010 (1)		October 31, 2009 (1)
Sales	100.0%		100.0%		100.0%		100.0%
Other revenue	1.0		1.1		0.9		1.2
Total revenue	101.0		101.1		100.9		101.2
Cost of goods sold, including occupancy costs	85.6		82.6		82.8		80.0
Gross margin	15.4		18.5		18.1		21.2
Selling, general and administrative expenses	30.6		29.0		27.6		27.7
Asset impairments and other writedowns	-		-		-		-
Operating loss	(15.2)		(10.5)		(9.5)		(6.5)
Interest expense	1.7		1.1		1.6		1.0
Warrant/put expense (income)	(1.3)		(5.0)		1.4		1.9
Total interest expense (income)	0.4		(3.9)		3.0		2.9
Loss before income taxes	(15.6)		(6.6)		(12.5)		(9.4)
Income taxes	0.2		-		0.1		0.1
Loss from continuing operations	(15.8	) %	(6.6	) %	(12.6	) %	(9.5	) %

(1)	The results of Paperchase Products, Ltd. are reported as discontinued operations.
(2)
When the impact of contracts that may be settled in stock or cash are dilutive to basic loss per common share amounts, we disclose a measure of diluted loss per common share.  The warrants are such contracts.  For the quarter ended October 31, 2009, diluted loss from continuing operations was $(0.98).  Diluted loss from continuing operations for all other periods are not presented as the resulting impact is anti-dilutive for the respective periods.

Borders Group, Inc. Financial Statements (dollars in millions) Unaudited Condensed Consolidated Balance Sheets
	October 30,	October 31,	January 30,
	2010	2009	2010
Assets
Cash and cash equivalents	$23.1	$28.5	$17.9
Merchandise inventories	895.8	1,129.5	854.1
Other current assets	60.5	62.9	66.1
Deferred income taxes	-	-	1.1
Current assets of discontinued operations	-	45.2	39.5
Property and equipment, net	325.2	407.5	372.8
Other assets and deferred charges	52.0	40.4	35.9
Noncurrent assets of discontinued operations	-	25.4	28.2
Total assets	$1,356.6	$1,739.4	$1,415.6
Liabilities and Stockholders’ Equity (Deficit)
Short-term borrowings and current portion of long-term debt	$298.4	$401.8	$275.4
Trade accounts payable	444.9	583.9	345.1
Other current liabilities	251.4	276.1	284.7
Current liabilities of discontinued operations	-	17.7	12.9
Long-term debt	55.8	6.0	6.6
Other long-term liabilities	346.9	348.0	325.6
Long-term liabilities of discontinued operations	-	6.7	7.0
Total liabilities	1,397.4	1,640.2	1,257.3
Total stockholders' equity (deficit)	(40.8)	99.2	158.3
Total liabilities and stockholders’ equity (deficit)	$1,356.6	$1,739.4	$1,415.6

Certain reclassifications have been made to conform to current year presentation.

Store Activity Summary
	Quarter Ended		Nine Months Ended		Year Ended
	October 30,	October 31,	October 30,	October 31,	January 30,
	2010	2009	2010	2009	2010

Beginning number of stores	679	886	686	904	904
Openings	-	-	1	1	1
Closings	(5)	(9)	(13)	(28)	(219)
Ending number of stores	674	877	674	877	686
Ending square footage (in millions)	13.0	14.0	13.0	14.0	13.2

Borders Group, Inc. Financial Statements (dollars in millions) Unaudited Condensed Consolidated Statements of Cash Flows
			Nine Months Ended
	Quarter Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
CASH PROVIDED BY (USED FOR):
Loss from continuing operations	$(74.4)	$(37.7)	$(191.0)	$(169.8)
OPERATIONS
Adjustments to reconcile loss from continuing operations to
operating cash flows:
Depreciation	18.8	21.2	57.5	72.2
Loss on disposal of assets	0.2	0.6	0.9	1.1
Stock-based compensation cost	0.2	0.1	0.4	0.2
Increase (decrease) in warrant liability	(6.0)	(28.7)	19.6	23.2
Change in other long-term assets, liabilities and deferred charges	(4.5)	(4.3)	(9.8)	(16.5)
Write-off of intangible asset	-	-	-	16.2
Asset impairment and other writedowns	-	0.2	-	0.3
Increase in inventories	(97.6)	(261.2)	(41.7)	(234.7)
Increase in accounts payable	96.4	182.5	99.8	236.8
Change in current assets and current liabilities	4.8	0.7	(30.2)	(16.9)
Net cash used for operating activities of continuing operations	(62.1)	(126.6)	(94.5)	(87.9)
INVESTING
Capital expenditures	(6.1)	(4.9)	(16.6)	(8.0)
Proceeds from the sale of discontinued operations	-	-	31.2	-
Net cash (used for) provided by investing activities of
continuing operations	(6.1)	(4.9)	14.6	(8.0)
FINANCING
Net funding from credit facility	72.2	119.7	62.7	73.3
Repayment of prior term loan financing	-	-	(42.5)	-
Proceeds from the issuance of short-term debt	-	-	10.0	-
Proceeds from the issuance of long-term debt	-	-	80.0	-
Deferred financing costs paid	(0.3)	-	(24.7)	-
Repayment of capital lease obligations	(0.6)	(0.2)	(1.0)	(0.8)
Repayment of short-term debt	(5.1)	-	(7.9)	-
Repayment of long-term debt	-	-	(22.2)	-
Issuance of common stock	-	(0.4)	0.4	(0.8)
Equity transaction	-	-	25.0	-
Net cash provided by financing activities of continuing operations	66.2	119.1	79.8	71.7
Net cash provided by discontinued operations	-	8.6	5.3	9.1
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2.0)	(3.8)	5.2	(15.1)
Cash and cash equivalents at beginning of period	25.1	32.3	17.9	43.6
Cash and cash equivalents at end of period	$23.1	$28.5	$23.1	$28.5

Borders Group, Inc. Disclosures Regarding Non-GAAP Financial Information
(dollars in millions, except per share amounts)
Unaudited

We disclose two measures of operating performance within this news release, including (i) adjusted EBITDA and (ii) debt net of cash, both of which are considered non-GAAP measures within the meaning of Regulation G of the Securities and Exchange Commission and which are not measures of operating performance calculated in accordance with GAAP. We believe excluding certain recurring non-operating items, as detailed in the following tables, from our financial results provides investors with a clearer perspective of the current underlying operating performance of the company, a clearer comparison to current period results and greater transparency regarding supplemental information used by management in its financial and operational decision-making. We use these non-GAAP financial measures as an internal measure of business operating performance, to establish operational goals and to analyze trends.

A reconciliation of each non-GAAP measure disclosed in this news release to its most comparable measure calculated in accordance with GAAP follows below.

(i) Loss from continuing operations is the financial measure calculated and presented in accordance with GAAP that is the most comparable to adjusted EBITDA. The table below reconciles adjusted EBITDA to loss from continuing operations.

	Quarter Ended		Nine Months Ended
	Oct 30, 2010	Oct 31, 2009	Oct 30, 2010	Oct 31, 2009
Reconciliation of adjusted EBITDA
Loss from continuing operations	$(74.4)	$(37.7)	$(191.0)	$(169.8)
Adjustments to reconcile loss from continuing operations to adjusted EBITDA:
Income taxes	0.8	-	1.6	1.1
Total interest expense (income)	1.9	(22.4)	45.7	53.1
Depreciation	18.8	21.2	57.5	72.2
EBITDA	(52.9)	(38.9)	(86.2)	(43.4)
Consulting, professional and other fees (Gross margin and SG&A)	2.9	1.2	5.8	10.1
Store closure and related costs (Gross margin and SG&A)	(2.2)	(1.0)	4.0	(0.3)
Severance and other compensation costs (Gross margin and SG&A)	0.3	3.4	3.9	5.4
Asset impairments and other writedowns (Asset impairments)	-	0.2	-	0.3
Adjusted EBITDA	$(51.9)	$(35.1)	$(72.5)	$(27.9)

(ii) Short-term borrowings and the current portion of long-term debt, long-term debt and cash and cash equivalents are the measures calculated and presented in accordance with GAAP that are the most comparable to debt net of cash. The table below reconciles debt net of cash to short-term borrowings and the current portion of long-term debt, long-term debt and cash and cash equivalents.

	Oct 30, 2010	Oct 31, 2009
Reconciliation of debt net of cash
Short-term borrowings and current portion of long-term debt	$298.4	$401.8
Long-term debt	55.8	6.0
Total debt	354.2	407.8
Less: cash and cash equivalents	23.1	28.5
Debt net of cash	$331.1	$379.3